UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

ENTERTAINMENT ART, INC.

(Exact name of registrant as specified in charter)

Nevada	000-53678	26-0370478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5348 Vegas Drive, # 239, Las Vegas, Nevada	89108
(Address of principal executive offices)	(Zip Code)

778-321-8239

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01.  Changes in Control of Registrant.

On October 19, 2012, a change in control of Entertainment Art, Inc. (the "Company") occurred when Medford Financial Ltd. (“Medford”) sold all of its 39,600,000 common shares in a private share purchase transaction to Le Mond Capital (“Le Mond”).  Medford sold its shares to Le Mond for cash consideration of $430,000.  Le Mond now has voting control over 66.3% of the Company’s issued and outstanding common stock.

To the knowledge of the Company, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On October 19, 2012, the Company received a resignation notice from Jeff Lamson from all of his positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as sole Director.

Mr. Lamson’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On October 19, 2012, the Company appointed Sarah Deutsch as its new President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

From September  2011 to present Ms. Deutsch works as a manager at Magdalena's Party, a private company.  From December 2008 until September 2011, Ms. Deutsch was the National Director of Elitehealth LLC a private company.  From November 2005 to August 2008 Ms. Deutsch worked as an Assistant Financial Advisor at CIBC Wood Gundy.

Ms. Deutsch will serve as our Director and officer until her duly elected successor is appointed or she resigns.  There are no arrangements or understandings between Ms. Deutsch and any other person pursuant to which she was selected as an officer or director.  There are no family relationship between Ms. Deutsch and any of our officers or directors.  Ms. Deutsch has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Item 8.01.  Other Events.

Effective October 19, 2012, the Company has moved its executive offices to 5348 Vegas Drive, #239, Las Vegas, Nevada 89108. The Company’s new telephone number is 775-321-8239.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT ART, INC.

Date: October 25, 2012	By:	/s/ Sarah Deutsch
Sarah Deutsch, President